Exhibit 99.1

PPG Industries

PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272 USA
www.ppg.com

News	Contact:
Betsy Mallison Bialosky
412-434-3046
mbialosky@ppg.com

Investors:
Vince Morales
412-434-3740
vmorales@ppg.com
PPG to sell auto glass businesses to Platinum Equity for approximately $500 million
Divestiture reinforces PPG focus on coatings, specialty products
PITTSBURGH, Sept. 13, 2007 — PPG Industries (NYSE: PPG) has signed an agreement with Platinum Equity of Beverly Hills, Calif., under which the company would divest its automotive original equipment manufacture (OEM) glass and automotive replacement glass (ARG) and services businesses. The total sales price for the businesses being divested is approximately $500 million before minority interest. The transaction is expected to result in a slight book gain upon closing and charges to income totaling $0.20 to $0.25 per share to be recorded over the next few quarters.
Under the terms of the agreement, an affiliate of Platinum Equity will acquire the businesses’ assets. Completion of the transaction is expected in the fourth quarter and is subject to customary closing conditions, including receipt of required regulatory approvals.
“This transaction is a significant milestone in PPG’s continued transformation to focus on coatings and specialty products, and it will significantly reduce PPG’s exposure to the U.S. automotive market,” said Charles E. Bunch, PPG chairman and chief executive officer. “This sale will also provide us with more resources to pursue profitable growth in coatings, aerospace, optical products and opportunities in Asia.”
Bunch added that the divestiture puts the auto glass businesses in a better position to compete by providing a strong platform from which they can maximize profitable growth.
“Moving ahead,” Bunch noted, “we will continue the strategic review our portfolio of businesses with the ongoing objectives of maximizing profitable growth, cash generation and shareholder value.”
The automotive OEM glass business unit supplies windshields, rear and side windows, sunroofs and assemblies for auto and truck manufacturers. The ARG and services business unit supplies and distributes replacement automotive glass products for use in the aftermarket. It also provides insurance claim services through its LYNX Services subsidiary, glass management software through its GTS subsidiary, and e-business solutions through its GLAXIS subsidiary.
The automotive glass businesses manufacture and fabricate automotive glass products in nine North American plants located in Berea, Ky.; Creighton, Meadville and Tipton, Pa.; Crestline, Ohio; Evansville, Ind.; Evart, Mich.; and Hawkesbury and Oshawa, Ont., Canada. In addition, there are nine satellite parts assembly plants, and there are LYNX Services claims management centers in Fort Myers, Fla., and Paducah, Ky. Combined, the businesses employ approximately 4,400 people.

About PPG
Pittsburgh-based PPG is a global supplier of industrial coatings, applied coatings, specialty chemicals, commodity chemicals and glass. The company employs nearly 34,000 people and has 125 manufacturing facilities and equity affiliates in more than 25 countries. Sales in 2006 were $11 billion. PPG shares are traded on the New York and Philadelphia stock exchanges (symbol: PPG). For more information, visit www.ppg.com.
About Platinum Equity
Platinum Equity is a global M&A&O® firm specializing in the merger, acquisition and operation of companies that provide services and solutions to customers in a broad range of business markets, including information technology, telecommunications, industrials, logistics, manufacturing and entertainment distribution. Since its founding in 1995 by Tom Gores, Platinum Equity has completed more than 70 acquisitions with more than $17 billion in aggregate annual revenue at the time of acquisition. For more information, visit www.platinumequity.com.
Forward-Looking Statements
Statements in this news release relating to matters that are not historical facts are forward-looking statements reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. These matters involve risks and uncertainties as discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K, filed with the Securities and Exchange Commission. Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.
Among these factors are increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials and energy, the ability to maintain favorable supplier relationships and arrangements, economic and political conditions in international markets, foreign exchange rates and fluctuations in such rates, the impact of environmental regulations, unexpected business disruptions and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the SEC does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.
Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, operations or liquidity.